SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-    )
Filing Under the Public Utility Holding Company Act of 1935
______________, 1997

Northeast Utilities, Charter Oak Energy, Inc. and COE Development
Corporation (70-8507)

     Northeast  Utilities  ("NU"),  174 Brush  Hill  Avenue,  West  Springfield,
Massachusetts 01089, a registered holding company, and its wholly owned subsidiaries, Charter Oak Energy, Inc. ("Charter Oak") and COE Development Corporation ("COE Development"), both located at 107 Seldon Street, Berlin, Connecticut 06037, (collectively, the "Applicants") have filed a Post-Effective Amendment to their Application and Declaration on Form U-1 under Sections 6(a), 7, 9(a), 10, 12(b), 12(c), 32 and 33 of the Public Utility Holding Company Act of 1935 (the "Act") and Rules 45, 46 and 53 thereunder, for the purpose of obtaining an extension and modification of their authority to engage in power development activities as previously authorized in the Securities and Exchange Commission's (the "Commission") order dated December 30, 1994 (HCAR No. 26213), as amended on August 7, 1995 (HCAR No. 26345), December 12, 1996 (HCAR No. 26623), and March 25,1997 (HCAR No. 26691) (collectively, the "Prior Orders"). The Applicants are seeking to extend this authority through December 31, 1998 and to set the aggregate amount that NU is authorized to invest in Charter Oak, Charter Oak is authorized to invest in COE Development and Charter Oak and COE Development are authorized to spend on authorized power development activities at $200 million as well as to modify the authority to allow Charter Oak and its subsidiaries to pay dividends out of capital or unearned surplus in connection with the sale or transfer of NU's interest in Charter Oak and its subsidiaries and other related matters.

     Pursuant to the Prior Orders, Charter Oak and COE Development are presently authorized to pursue preliminary development activities with regard to investment and participation in QFs throughout the United States and independent power production facilities that would constitute a part of NU's "integrated public utility system" within the meaning of Section 2(a)(29)(A) of the Act ("Qualified IPPs") and to provide consulting services to such projects. Charter Oak and COE Development may invest in QFs and Qualified IPPs after obtaining Commission approval and may invest in, and finance the acquisition of, EWGs and FUCOs subject to certain limitations ("Exempt Projects"). In addition, the Applicants have authority to issue guarantees and assume the liabilities of subsidiary companies for pre-development activities, and for both pre-development and contingent liabilities subsequent to operation with regard to Exempt Projects, subject to certain restrictions.

     The Applicants also have been authorized to acquire interests in, finance the acquisition, and hold the securities, of one or more companies ("Intermediate Companies") engaged directly or indirectly and exclusively in the business of holding the securities of one or more EWGs and/or FUCOs and in project development activities relating to the acquisition of such interests and securities in the underlying projects, without filing specific project applications with the Commission, and to issue guarantees and assume liabilities subsequent to operation with regard to those projects. Intermediate Companies may effect adjustments in their ownership interests in Exempt Projects. Intermediate Companies as well as the Applicants are also authorized to participate in joint ventures that are in the business of owning and developing Exempt Projects. The Applicants may liquidate, dissolve or sell any Intermediate Company within 45 days after the Applicants determine that the purpose for owning such Intermediate Company no longer exists.

     In addition, Intermediate Companies are authorized to acquire interests in Exempt Projects through the issuance of equity securities and debt securities, with or without recourse to the Applicants, to third parties, subject to certain limitations and to issue guarantees and assume the liabilities in connection with such activities, subject to certain terms and conditions. Intermediate Companies are also authorized to pay dividends to Charter Oak, and Charter Oak is authorized to use such funds to pay dividends to NU, out of capital or unearned surplus.

     Charter Oak has also been granted authority for itself and its subsidiaries to make loans (on either a recourse or non-recourse basis) to unaffiliated developers of Authorized Power Projects as part of its financing of the acquisition of interests in such projects. Such loans shall count against the overall funding authorization of the Applicants.

     Finally, authority has been given for Charter Oak employees (who are employees of Northeast Utilities Service Company) or other NU Service Company employees (collectively, "Service Company Employees") to provide a de minimis amount of services to affiliated Intermediate Companies and Exempt Projects, subject to certain limitations./1/ Moreover, such services may be provided at fair market value in certain circumstances.

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/1/  The Existing  Orders  provide  that,  unless  otherwise  authorized  by the
     Commission or expressly permitted under the Act, the total number of Service Company Employees engaged in rendering services to affiliated
     Intermediate   Companies  and  Exempt  Projects  may  not  exceed,  in  the aggregate, 1% of the total NU holding company system's employees and no more than 2% of the total of Service Company Employees at any one time.
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     The current  authorization  permits NU to invest, and Charter Oak to spend, up to an aggregate amount of $200 million through December 31, 1997 to finance these activities, subject to certain restrictions. To date, NU has invested approximately $115 million in Charter Oak and expects to invest an approximately $5 million in addition through December 31, 1997.

     The Applicants are requesting authorization to extend NU's authorized investment in Charter Oak and Charter Oak's authorized investment in COE Development, and Charter Oak's and COE Developments authorized expenditures for power development activities to $200 million through December 31, 1998. The Applicants state that this authorization will enable them to preserve the value inherent in the work that has been undertaken so they can maximize the value to the NU system in the event some or all of Charter Oak and its subsidiaries are sold to unaffiliated buyers, and maintain shareholder's investment with respect to any entities that are retained by the NU system. Both the debt financing and the guarantee by NU of such debt financing authorized by an order pursuant to this request will not exceed a term of 15 years or, if they bear interest, will bear an interest rate in excess of 6.5% over the then applicable prime rate at a U.S. money center bank designated by NU. Charter Oak may also pay commitment and other fees in connection with Debt Financing provided that such payments may not exceed 50 basis points per annum on the total amount of the Debt Financing.

     The Applicants are also requesting modification of the Prior Orders to authorize, (i) Charter Oak and its subsidiaries to pay dividends to their parent companies out of capital or unearned surplus, in compliance with Rule 46 and relevant corporate law, to ensure that the NU system received the full amount of funds available to it in connection with the sale or transfer of these entities,
(ii) Service Company Employees to continue to provide services to Exempt Projects and Intermediate Companies after they have been sold to unaffiliated buyers subject to the de minimis amount limitation currently in effect, and
(iii) NU to invest a maximum of $75 million to fund the acquisition by an NU subsidiary of any Exempt Project or Intermediate Company currently owned by Charter Oak. Service Company Employees may continue to provide services at market rates to any Exempt Project or Intemediate Company retained by the system subject to the terms and conditions set forth in the Prior Orders.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.